EXHIBIT 4.1

MIDCAP BUSINESS CREDIT LLC

REVOLVING DEMAND NOTE

$1,500,000.00	March , 2012

For value received, the undersigned, Divine Skin, Inc., a Florida corporation ("Divine"), Polaris Labs, Inc., a Florida corporation ("Polaris"), Sigma Development & Holding Co., Inc., a Florida corporation ("Sigma"), DS Laboratories, Inc., a Florida corporation ("DS"), and Velocity Storage and Packaging, LLC, a Florida limited liability company ("Velocity") (Divine, Polaris, Sigma, DA and Velocity are hereinafter, collectively referred to as the "Borrower"), hereby promise, jointly and severally. to pay ON DEMAND, and if demand is not sooner made, then as provided in the Loan Agreement (defined below), to the order of MidCap Business Credit LLC, a Texas limited liability company (the "Lender"), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Five Hundred Thousand ($1,500,000.00) Dollars or, if less, the aggregate unpaid principal amount of all loans made by Lender to Borrower under the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Demand Loan and Security Agreement (All Assets) of even date herewith (the "Loan Agreement") by and between Lender and Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the "Note" referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page.  This Note may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.  Any party delivering an executed counterpart of this Note by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Note, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

All rights and obligations hereunder shall be governed by the laws of the State of Connecticut and this Note shall be deemed to be under seal.

Witnessed by:	DIVINE SKIN, INC.
POLARIS LABS, INC.
SIGMA DEVELOPMENT & HOLDING CO., INC.
DS LABORATORIES, INC.

	By:	/s/ Daniel Khesin
Daniel Khesin, President
of each of the above corporations

VELOCITY STORAGE AND PACKAGING, LLC

	By:	/s/ Julieta S. Jackson
Julieta S. Jackson, Manager